Exhibit 99.1

Camping World Holdings, Inc. Announces Closing of Initial Public Offering

Lincolnshire, IL, October 13, 2016 — Camping World Holdings, Inc. (“Camping World”) announced today the closing of its initial public offering of 11,363,636 shares of its Class A common stock at a public offering price of $22.00 per share. All of the shares of Class A common stock were offered by Camping World. The shares began trading on the New York Stock Exchange on October 7, 2016 under the ticker symbol “CWH.”

Goldman, Sachs & Co. and J.P. Morgan served as joint lead book-running managers and as representatives of the underwriters for the offering. BofA Merrill Lynch and Credit Suisse also acted as joint book-running managers for the offering. Baird, KeyBanc Capital Markets, Wells Fargo Securities and Stephens Inc. acted as co-managers for the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 6, 2016. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. A copy of the final prospectus relating to this offering can be accessed through the SEC’s website at www.sec.gov or may be obtained from any of the following sources:

•                  Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, New York 10282, via telephone: 1-866-471-2526, or via email: prospectus-ny@ny.email.gs.com; or

•                  J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or via telephone: 1-866-803-9204.

About Camping World

Camping World Holdings, Inc., is the only provider of a comprehensive portfolio of services, protection plans, products and resources for recreational vehicle (“RV”)

enthusiasts. Through its two iconic brands, Camping World and Good Sam, the company offers new and used RVs for sale, vehicle service and maintenance along with more than 10,000 products and services through our retail locations and membership clubs. Good Sam branded offerings provide the industry’s broadest and deepest range of services, protection plans, products and resources while the Camping World brand operates the largest national network of RV-centric retail locations in the United States through 120 retail locations in 36 states and an e-commerce platform. With both brands founded in 1966, product and service offerings are based on 50 years of experience and customer feedback from RV enthusiasts.

Investor Relations Contact:

John Rouleau / Rachel Schacter

ICR

203-682-8200

John.Rouleau@icrinc.com / Rachel.Schacter@icrinc.com

Media Contact:

Jessica Liddell

ICR

203-682-8208

Jessica.Liddell@ICRinc.com